Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189374

O’REILLY AUTOMOTIVE, INC.

$300,000,000 3.850% Senior Notes due 2023

June 17, 2013

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Guarantors	O’Reilly Automotive Stores, Inc., Ozark Automotive Distributors, Inc., Greene County Realty Co., O’Reilly II Aviation Corporation, Ozark Services, Inc., Ozark Purchasing, LLC, CSK Auto Corporation, CSK Auto, Inc., CSKAUTO.COM, Inc., OC Holding Company, LLC

Principal Amount	$300,000,000

Description of Security	3.850% Senior Notes due 2023

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings*	Baa3 (Moody’s) / BBB (S&P)

Trade Date	June 17, 2013

Settlement Date	June 20, 2013 (T+3)

Maturity Date	June 15, 2023

Interest Payment Dates	Semi-annually on June 15 and December 15, commencing on December 15, 2013

Public Offering Price	99.992% of principal amount

Coupon	3.850%

Benchmark Treasury	1.750% due May 15, 2023

Spread to Benchmark Treasury	170 basis points

Treasury Price / Yield	96-14 / 2.151%

Yield to Maturity	3.851%

Optional Redemption	Prior to March 15, 2023, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points.

On or after March 15, 2023, redeemable, in whole at any time or in part from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date

CUSIP Number	67103HAD9

ISIN	US67103HAD98

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers	BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Southcoast, Inc.
RBS Securities Inc.
UMB Financial Services, Inc.**

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** UMB Financial Services, Inc., which is acting as one of the underwriters in this offering, is an affiliate of the trustee for the notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 800-294-1322 or emailing dg.prospectus_requests@baml.com and from Wells Fargo Securities, Inc. toll-free at 1-800-326-5897 or emailing cmClientsupport@wellsfargo.com.

Term Sheet dated June 17, 2013 to the Preliminary Prospectus dated June 17, 2013 of O’Reilly Automotive, Inc. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.